Exhibit 99.2

AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of September, 2011 by and between Marine Growth Ventures, Inc., a Delaware Corporation, having an address at 1818 N. Farwell Ave, Milwaukee, WI 53202 (herein referred to as “Company”) and CRAIG HODGKINS (hereinafter referred to as “Hodgkins”) at 2260 Sykes Creek Drive, Merritt Island, FL 32952, for the purpose of modifying Hodgkins’ salary and compensation as employee of the Company.

WHEREAS, Hodgkins was elected President of the Company effective July 1, 2004; and

WHEREAS, Hodgkins was elected a Director of the Company effective July 1, 2004; and

WHEREAS, Hodgkins became an employee of the Company September 1, 2004; and

WHEREAS, Company has accrued wages on behalf of Hodgkins in his capacity as an employee of the Company; and

WHEREAS, Company and Hodgkins desire to modify the terms and conditions of these accrued wages;

NOW THEREFORE, in consideration of the promises, the mutual covenants and obligations herein contained, and for other good and valuable considerations, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

Agreement

1.	Hodgkins hereby waives and releases the Company of any past, present, or future wages, fees, or expenses.

2.	The Company and Hodgkins hereby agree that Hodgkins resign as President of the Company upon execution of this agreement.

3.	The Company and Hodgkins hereby agree that Hodgkins resign as one of the Company’s members of its Board of Directors upon execution of this agreement.

4.
Hodgkins, on behalf of himself and his past and present partners, principals, employees, agents, servants, attorneys, insurers, representatives, affiliates, successors, heirs and assigns, hereby releases and forever discharges the Company and its respective subsidiaries, affiliates, agents, attorneys, accountants, insurers, successors and assigns, to the extent permitted by law, from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which Hodgkins has, had, claims or could claim to have against the Company.

5.
The Company, to the extent permitted by law, for itself and its subsidiaries, affiliates, agents, servants, attorneys, insurers, representatives, successors and assigns, hereby releases and forever discharges Hodgkins from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which the Company has, had, claims or could claim to have against Hodgkins arising out of, in connection with or by reason of the Company’s employment of Hodgkins and/or Hodgkins services as an officer or director of the Company.

6.
 This Agreement supersedes any and all prior written or oral agreements between Hodgkins and the Company and evidences the entire understanding of the parties hereto with respect to the terms and conditions of Hodgkins’ employment with the Company as it relates to Hodgkins’ compensation.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Marine Growth Ventures, Inc.

/s/ David M. Marks	/s/ Craig Hodgkins
David M. Marks, Chairman	Craig Hodgkins

September ____, 2011

Marine Growth Ventures, Inc.
1818 N. Farwell Ave
Milwaukee, WI 53202

To Whom It May Concern:

Effective as of September ____, 2011, I, Craig Hodgkins do hereby resign immediately, as President and Director of Marine Growth Ventures, Inc. and all of its respective affiliates.

Sincerely,

Craig Hodgkins

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